Exhibit 99.1

PRESS RELEASE	5700 Las Positas Road Livermore, California 94551 925-606-a

FOR RELEASE APRIL 3, 2020

McGrath RentCorp Announces New Private Shelf Agreement

LIVERMORE, CA – April 3, 2020 – McGrath RentCorp (Nasdaq:MGRC) (the “Company”), a diversified business-to- business rental company, announced today that it has entered into a new $250 million note purchase and private shelf agreement with Prudential Private Capital.  In addition to the current $40 million Series B Senior Notes and $60 million Senior C Senior Notes outstanding, the new agreement allows for the issuance of up to an additional $150 million of senior notes on terms to be determined at such time that any additional notes are issued.

About McGrath RentCorp:

Founded in 1979, McGrath RentCorp (Nasdaq: MGRC) is a diversified business-to-business rental company providing modular buildings, electronic test equipment, portable storage and tank containment solutions across the United States and other select North American regions.  The Company’s rental operations consist of four divisions: Mobile Modular rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs; TRS-RenTelco rents and sells electronic test equipment; Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids; and Mobile Modular Portable Storage provides portable storage rental solutions.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Modular Buildings – www.mobilemodular.com

Electronic Test Equipment – www.trsrentelco.com

Tanks and Boxes – www.adlertankrentals.com

Portable Storage – www.mobilemodularcontainers.com

School Facilities Manufacturing – www.enviroplex.com

About PRUDENTIAL PRIVATE CAPITAL:

For more than 75 years, Prudential Private Capital has been partnering with a wide range of corporations, sponsors, and institutions to provide valuable insights, guidance, and customized capital solutions that enable them to achieve their growth and funding goals. In an industry where capital can seem like a commodity and relationships often fleeting and transactional, Prudential Private Capital is known for building enduring local partnerships based on a steady and patient commitment to their partners’ long-term capital needs. With regional teams in 14 offices around the world, Prudential Private Capital manages a portfolio of over $92.3 billion as of 12/31/19.

FOR INFORMATION CONTACT:Keith E. Pratt

     EVP & Chief Financial Officer

      925-606-9200